                                                            For:                   Alamo Group Inc.

                                                              Contact:          Robert H. George

                                                                                     Vice President

                                                                                     830-372-9621

For Immediate Release

       Financial Dynamics

       Eric Boyriven

       212-850-5600

ALAMO GROUP ANNOUNCES PURCHASE OF POTHOLE AND SNOWBLOWER PRODUCT LINES FROM WILDCAT MFG. CO., INC.

SEGUIN, Texas, May 19, 2004 -- Alamo Group Inc. (NYSE: ALG) today announced the purchase of the pothole patcher and snowblower product lines from Wildcat Manufacturing Inc. of Freeman, South Dakota.  Wildcat Mfg. Co., Incorporated will continue to focus on its core products, which include trommel screens and composting equipment.

Ron Robinson, President and Chief Executive Officer of Alamo, commented, "Alamo Group is a leading supplier to both governmental and agricultural customers within our niche product areas.  The two product lines we are purchasing from Wildcat are complimentary to our current offerings, and expand our ability to more fully service our customers' needs.  In addition, we also expect to increase revenues for these product lines by leveraging our domestic and international distribution network.  The pothole patcher will be manufactured at our Schwarze Industries facility in Huntsville, Alabama, while the snowblowers will be manufactured at M&W Gear Company in Gibson City, Illinois.

            Mr. Robinson continued, "The pothole patcher line is comprised of truck mounted and trailer mounted units, which are used by governmental entities to repair roads and will be sold through our Industrial marketing group.  Agricultural and Industrial snowblowers, on the other hand, are attached to tractors or caterpillar-type equipment.  Agricultural snowblowers are powered by the PTO shaft on a tractor while the industrial snowblower has an auxiliary engine.  The snow blowing units will be marketed through both the Agricultural and Industrial distribution channels of Alamo Group."

Mr. Robinson concluded, "This acquisition is a good fit for Alamo Group.  We are pleased to offer these incremental products to our dealers in addition to some of the existing dealers handling these products."

            Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for right-of-way maintenance and agriculture.  Our products include tractor-mounted mowing and other vegetation maintenance equipment, street sweepers, agricultural implements and related after market parts and services.  The Company, founded in 1969, has over 1,750 employees and operates fifteen plants in North America, Europe and Australia as of March 2004.  The corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company's European operations are located in Salford Priors, England.

            This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company's SEC reports.  The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

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